Exhibit 10.27

EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT made as of the 5th day of April, 2004 (the “Effective Date”) between VICTOR PYNN (hereinafter referred to as “Employee”) and TRX, Inc., a Georgia corporation (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company; and

WHEREAS, the parties intend to supersede all prior correspondence, letters, and negotiations between them with the terms set forth herein;

NOW, THEREFORE, it is hereby agreed as follows:

1.	Employment of Employee. The Company hereby employs Employee for a period of three (3) years commencing on the Effective Date of this Employment Contract (the “Initial Term”). Employee agrees to such employment on the terms and conditions herein set forth and agrees to devote his best efforts to his duties under this Employment Contract and to perform such duties diligently and efficiently and in accordance with the directions of the Company.

2.	Duties and Responsibilities. Employee shall be employed as Executive Vice President, Information Technology and Global Solutions, reporting directly to the President and CEO of the Company. As Executive Vice President, Information Technology and Global Solutions, Employee shall have responsibility for the strategic growth and leadership of Information Technology group, including, but not limited to the delivery and execution of a global solutions and technology strategy, designing and delivering a global business structure for TRX with a configuration including both proprietary and partnership presence around the world major business building component involving the selling of outsourcing solutions to the traditional travel agencies, in addition to any specific related duties and responsibilities as may be assigned to him by the Company.

3.	Compensation and Benefits.

(a)	Base Salary. Employee’s annual salary during the Term of this Employment Contract shall be $225,000.00 (the “Base Salary”). The Base Salary shall be paid by the Company monthly in arrears or in accordance with the Company’s regular payroll practice. Employee’s Base Salary may be increased from time to time, in the sole discretion of the Company.

(b)	Automobile allowance. Employee shall receive a monthly automobile allowance in the amount of $1,000.00.

(c)	Annual Discretionary Bonus. Upon completion of the calendar year, Employee shall be eligible for an annual discretionary bonus, which will be in the range of 0% to 50% of Employee’s Base Salary. Employee’s supervisor shall determine the amount of Employee’s annual discretionary bonus, if any, based on both the performance of the Company and the performance of Employee; provided, however, that to receive the bonus, Employee must be an “active employee in good standing” on the date that the bonus is paid. For purposes of this Employment Contract, an “active employee in good standing” shall mean that (i) Employee’s employment with the Company has not been terminated for any reason; (ii) Employee is not on probation of any kind from the Company; (iii) Employee has not given notice under this Employment Contract pursuant to Section 6 hereof; and (iv) Employee has not received written notice from the Company pursuant to Section 6 hereof.

(d)	Additional Discretionary Bonus. In addition to the annual discretionary bonus specified in Section 3(c) above, Employee shall also have the opportunity to receive an additional discretionary bonus of up to 50% of Employee’s Base Salary based upon his direct involvement in significant new sales to travel management companies. Whether to pay such an additional discretionary bonus and the amount of any such bonus shall remain in the sole discretion of the Company. Employee must be an “employee in good standing” (as defined above) on the date the bonus is paid in order to receive the bonus.

(e)	Employee Benefits. The Company shall provide Employee medical coverage and other employee benefits substantially similar to, and on the same basis as, the coverage provided to employees of the Company. All employee benefits are subject to the terms, conditions, limitations and eligibility requirements of each such benefit plan.

(f)	Vacation. Employee shall be entitled to four (4) weeks of paid vacation per calendar year; provided, however, that if this Employment Contract is not in effect for any full calendar year, Employee shall have only a pro rata portion of such paid vacation during that calendar year.

4.	Personnel Policies. Employee shall conduct himself at all times in a businesslike and professional manner as appropriate for a person in his position and shall represent the Company in all respects as complies with good business and ethical practices. In addition, Employee shall be subject to and abide by the policies and procedures of the Company applicable to personnel of the Company, as adopted from time to time.

5.	Business Expenses. Employee shall be reimbursed monthly by the Company for ordinary, necessary and reasonable expenses incurred by him in the performance of his duties for the Company, provided that Employee shall first document said business expenses in the manner generally required by the Company under its policies and procedures, and in any event, the manner required to meet applicable regulations of the Internal Revenue Service relating to the deductibility of such expenses.

6.	Termination and Renewal.

(a)	Termination Due to Death or Discharge for Good Cause. This Employment Contract shall terminate immediately upon the death of Employee or upon the discharge of Employee for “Good Cause”. For the purposes of this Employment Contract, “Good Cause” means commission of any felony or any other crime involving dishonesty or moral turpitude; any act of fraud or dishonesty (whether or not in connection with the Company’s Business as hereinafter defined); competing with the Business of the Company either directly or indirectly; willful neglect of Employee’s duties hereunder; the breach of any provision of this Employment Contract by Employee; failure to comply with the decisions of the Company, failure to discharge Employee’s duty of loyalty to the Company, or any other matter constituting “good cause” under the laws of the State of Georgia. In the event of termination under this subsection, any earned but unpaid Base Salary and any other benefits provided herein shall be paid to Employee up to the effective date of termination of this Employment Contract and not thereafter.

(b)	Termination Due to Disability. This Employment Contract shall terminate immediately upon written notice to Employee if Employee shall at any time be unable to perform the essential functions of his job hereunder, by reason of a physical or mental illness or condition, with or without reasonable accommodation, for a continuous period of three (3) consecutive calendar months. In the event of termination under this subsection, any earned but unpaid Base Salary and any other benefits provided herein shall be paid to Employee up to the effective date of termination of this Employment Contract and not thereafter.

(c)	Termination by the Company Without Good Cause. The Company may terminate this Employment Contract at any time without Good Cause. If the Company terminates this Employment Contract without Good Cause, the Company shall either give Employee six (6) months’ advance notice of such termination or pay to Employee an amount equal to six (6) months’ of Base Salary, in addition to any earned but unpaid Base Salary accrued through the date of termination.

(d)	Voluntary Termination by Employee. Employee may voluntarily terminate this Employment Contract. If Employee terminates this Employment Contract, Employee shall either give the Company six (6) months’ advance notice of such termination or pay to the Company an amount equal to any and all expenses, costs and other damages to the Company resulting from the lack of such notice. In the event Employee terminates this Employment Contract under this subsection, any earned but unpaid Base Salary and any other benefits provided herein shall be paid to Employee up to the effective date of termination of this Employment Contract and not thereafter.

(e)

Termination Upon Expiration of Term. If not otherwise terminated hereunder, at the end of the Initial Term, the Employment Contract shall automatically be extended for an additional two-year term (the “Renewal Term”), unless either party has provided to the other party written notice of non-renewal at least sixty (60) days prior to the end of the Initial Term. The Initial Term and the Renewal Term, if any, shall collectively constitute the “Term” of this Employment Contract. If written notice of non-renewal is provided pursuant to this section, the Employment Contract shall terminate at the end of the Initial Term, and the Employer shall have no further obligations to Employee.

7.	Restrictive Covenants.

(a)	Covenants to Prior Employers. Upon execution of this Employment Contract, Employee hereby represents that he is not a party to, subject to or otherwise covered by any agreement or understanding (written or oral) with a prior employer that would restrict or in any manner limit the performance of his duties under this Employment Contract. Employee acknowledges that he has been instructed by the Company not to reveal or use any trade secret information from any former employer or reveal or use confidential information in violation of any agreement with any former employer.

(b)

Acknowledgment of Damage Resulting From Employee’s Competition with the Company. Employee understands and acknowledges that the Company and its related entities are engaged in the business of providing technology products and services relating to the travel industry (the “Business”), and that because of his position with the Company, he has or will obtain (i) intimate knowledge of the Business and including, but not limited to, knowledge of “Confidential Information” (as hereinafter defined), and (ii) knowledge of and relationships with the customers and suppliers used in connection with the Business of the Company and its related entities. Employee agrees and acknowledges that such knowledge, access, and relationships are such that if Employee were to compete with the Company or its related entities engaged in the Business, by engaging in the Business within the Restricted Territory (as hereinafter defined) at any time during the two (2) year period from the date of Employee’s termination of employment with the Company, the Company or its related entities would suffer harm, and the benefits that the parties bargained for under this Employment Contract would be severely and irreparably damaged. Further, Employee acknowledges and agrees that this Employment Contract, and the covenants not to solicit or compete contained herein, were a fundamental element of the transactions contemplated by this Employment Contract and that the transactions contemplated therein would not have been consummated in the absence of this Section 7. Employee agrees that the covenants contained in this Section 7 are reasonable and necessary to protect the confidentiality of the Trade Secrets and other “Confidential Information” concerning the Company acquired by Employee. For purposes of this Employment Contract, “Trade Secret” shall be as defined by applicable state law. The provisions of this section shall be interpreted so as to protect those Trade Secrets and “Confidential Information,” and to secure for the Company the exclusive benefits of the work performed on behalf of the Company by Employee under this Employment Contract, and not to unreasonably limit his ability to engage in employment and consulting activities in noncompetitive areas which do not endanger the Company’s legitimate interests expressed in this Employment Contract. Employee also understands and agrees that the Company can reasonably amend the definition of the Business or the scope of the Business at any time upon notice to Employee. For purposes of this Employment Contract, the term “Restricted Territory” shall mean the United States of America, which the parties acknowledge and agree is a reasonable and necessary geographic limitation due to the nature of the Business and the services provided by Employee.

(c)	Covenant Not to Compete with the Company. Employee agrees that, during the term of his employment under this Employment Contract and for a period of two (2) years following the termination of his employment under this Employment Contract for whatever reason, with or without “Good Cause” or otherwise, Employee shall not, directly or indirectly, expressly or tacitly, for himself or on behalf of any entity anywhere within the Restricted Territory, act as an officer, manager, advisor, executive, controlling shareholder, or consultant to any business in which his duties at or for such business include oversight of or actual involvement in travel transaction processing operations centers.

(d)	Nonsolicitation of Customers. During Employee’s employment with the Company, Employee shall not, directly or indirectly, without the Company’s prior written consent, contact or solicit any Customer (as hereinafter defined) for business purposes unrelated to furthering the Business of the Company or its related entities. For a period of two (2) years following termination of Employee’s employment with the Company, Employee shall not, directly or indirectly, (i) contact, solicit, divert or take away any Customer (as hereinafter defined) for purposes of, or with respect to, selling a product or service which competes with the Business, or (ii) take any affirmative action in regard to establishing or continuing a relationship with a Customer for purposes of, or which directly or indirectly results in, making a sale of a product or service which competes with the Business. For purposes of this Employment Contract, the term “Customer” shall mean and refer to any customer or actively sought prospective customer of the Company or its related entities with which Employee has had material business contact during the last twelve (12) months preceding the termination of Employee’s employment.

(e)	Nonsolicitation of Employees. Employee shall not, at any time during his employment and for two (2) years after the termination of his employment, directly or indirectly, solicit, hire, retain, employ, or endeavor to entice away from the Company or its related entities any person who is or has been an employee of the Company or its related entities during Employee’s employment.

(f)

Confidentiality. Employee hereby acknowledges and agrees that during the Term of this Employment Contract, Employee will have access to Trade Secrets and “Confidential Information” of the Company or its related entities. Employee agrees that Employee shall not disclose or use, directly or indirectly, during Employee’s employment or at any time thereafter, any Trade Secrets Employee obtains during the course of Employee’s employment. Employee also recognizes that the services performed by Employee hereunder are special, unique and extraordinary and that, by reason of Employee’s employment with the Company, Employee will receive, develop, or otherwise acquire “Confidential Information” (as hereinafter defined). Except as required by the pursuit of Employee’s duties with the Company or as it is authorized in writing by the Company, Employee agrees that Employee shall not disclose or use, directly or indirectly, any Confidential Information related to the Business during Employee’s employment and for a period of two (2) years following the termination of Employee’s employment for whatever reason. The term “Confidential Information” shall mean and include any information, data and know-how relating to the Business of the Company or its related entities that is disclosed to Employee by the Company or known to Employee as a result of Employee’s relationship with the Company and not generally within public domain (whether constituting a Trade Secret or not), including without limitation, all administrative procedures, product development and technical data, sales and/or marketing information, customer account records, payment plans, training and operations material, memoranda and manuals, personnel records, pricing information, and financial information concerning or relating to the Business and/or Customers, employees and affairs of the Company or its related entities.

(g)	Severability. In the event any or all of the covenants of this Section 7 are deemed to be overly broad, the parties hereto agree that the covenants shall be enforced to the extent that they are not overly broad.

8.	Products, Notes, Records and Software. All memoranda, notes, records and other documents and computer software made or compiled by Employee or made available to him during the term of this Employment Contract concerning the Business of the Company or its related entities, including, without limitation, all customer data, billing information, service data, and other technical material of the Company or its related entities, shall be the Company’s property and shall be delivered to the Company within two (2) days of the termination of this Employment Contract.

9.	Ownership of Inventions.

(a)	Disclosure to Company. Employee agrees to disclose promptly, in writing, to the Company’s Board of Directors any patentable or unpatentable, copyrightable or uncopyrightable, idea, invention, work of authorship (including, but not limited to computer programs, software and documentation), formula, device, improvement, method, process or discovery (each, an “Invention”) which relates to the Company’s Business that Employee conceives, makes, develops, or works on, in whole or in part, solely or jointly with others during the term of Employee’s employment regardless of whether (i) such invention was conceived, made, developed or worked on during Employee’s regular hours of employment or his time away from work; (ii) the Invention was made at the suggestion of the Company; or (iii) the Invention was reduced to drawing, written description, documentation, models or other tangible form.

(b)

Made For Hire Status of the Inventions. It is expressly agreed that the Inventions created by Employee hereunder shall be considered specially ordered or commissioned “works made for hire”, as such term is defined under the United States Copyright Act of 1976, as amended (the “Act”), and that such works and the copyright interests therein and thereto shall belong solely and exclusively to the Company and shall be considered the property of the Company for purposes of this Employment Contract. To the extent that such works do not constitute “works made for hire” under the Act, Employee, in consideration of $1.00 and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, hereby irrevocably assigns to the Company, its successors and assigns, without royalty or any other further consideration, (i) all rights, title and interests in and to the copyrights of the Inventions and all renewals and extensions of the copyrights that may be secured under existing or future laws, and (ii) all other rights, title and interests he may have in the Inventions. Accordingly, the Company will have the right to register, in the office of the Registrar of Copyrights of the United States, the Inventions in the Company’s name as the owner and author of such Inventions. Employee shall, upon request by the Company and at the Company’s expense, promptly execute, acknowledge or deliver any documents or instruments deemed reasonably necessary by the Company to document, enforce, protect or otherwise perfect the Company’s copyright and other interests in the Inventions.

(c)	Assignment to Company. Without limiting the generality or effect of any other provision of this Employment Contract, Employee agrees to assign to the Company without royalty or any other further consideration his entire right, title and interest in and to any Invention Employee is required to disclose hereunder.

(d)	Records. Employee agrees to make and maintain adequate and current written records of all Inventions covered by this Employment Contract. These records shall be and remain the property of the Company.

(e)	Patents and Proprietary Rights. Employee agrees to assist the Company in obtaining, maintaining, and enforcing patents and other proprietary rights in connection with any Invention covered by this Employment Contract for which the Company has or obtains any right, title or interest. Employee further agrees that his obligations under this subsection shall continue beyond the termination of the Term of this Employment Contract, but if Employee is called upon to render such assistance after the termination of the Term of this Employment Contract, Employee shall be entitled to a fair and reasonable rate of compensation for such assistance. Employee, in addition, shall be entitled to reimbursement of any out-of-pocket expenses incurred at the request of the Company relating to such assistance.

(f)	Other Assignments or Contracts. Employee represents that there are no other contracts to assign inventions that are now in existence between Employee and any former employer or other person or entity. Employee further represents that he is neither participating in nor has any other employment or undertaking that might restrict or impair his performance of this Employment Contract.

10.	Applicable Law. This Employment Contract is being executed in the State of Georgia and shall be construed and enforced in accordance with the laws of said jurisdiction.

11.	Waiver of Breach. The waiver by the Company of a breach of any provision of this Employment Contract by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

12.	Successors and Assigns. This Employment Contract shall inure to the benefit of the Company, its subsidiaries and affiliates, and their respective successors and assigns. This Employment Contract and benefits hereunder are personal to Employee and may not be assigned or transferred by Employee. This Agreement may be freely assigned by the Company to a purchaser of all or substantially all of the assets of the Company, a subsidiary of the Company, or a division of the Company or a subsidiary of the Company, as long as the purchaser/assignee expressly agrees in writing to assume the obligations of the Company under this Agreement.

13.	Entire Agreement. This instrument contains the entire agreement of the parties and supersedes all prior agreements regarding Employee’s employment by the Company, including, but not limited to, oral discussions, letter agreements, or any other document concerning the possibility of employment with the Company. This Employment Contract may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, changes, modification, extension, or discharge is sought.

14.	Invalidity of any Provision. It is the intention of the parties hereto that the provisions of this Employment Contract shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Employment Contract which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of the Employment Contract in order to render the same valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Contract under seal as of the date first above shown.

“EMPLOYEE”

/s/ Victor Pynn	06/28/04
Victor Pynn

“COMPANY”

/s/ Timothy J. Severt
TRX, Inc.

By:	Timothy J. Severt
Title:	EVP, Administration

AMENDMENT TO EMPLOYMENT CONTRACT

This AMENDMENT is made as of the 27 day of April, 2005, between VICTOR P. PYNN (hereinafter referred to as “Employee”) and TRX, Inc., a Georgia corporation (hereinafter referred to as the “Company”).

WHEREAS, Employee and the Company previously entered into that certain Employment Contract dated as of April 5, 2004, (the “Employment Contract”); and

WHEREAS, Employee and the Company desire to further amend certain terms and provisions of the Employment Contract;

NOW, THEREFORE, for and in consideration of the sum of Ten and no/100 Dollars ($10.00) in hand paid each to the other and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Company hereby agree to amend the Employment Contract as follows:

1.	Section 2 of the Employment Contract is amended by deleting the paragraph and replacing it with the following:

Duties and Responsibilities. Employee shall be employed as Chief Operating Officer of the Company, reporting directly to the President & CEO of the Company. As Chief Operating Officer, Employee shall be responsible for day-to-day management and operations of the Company. Additionally, Employee shall have responsibility for the strategic growth and leadership of the Information Technology and Solutions Management group, including, but not limited to the delivery and execution of a global solutions and technology strategy, designing and delivering global business structure for TRX with a configuration including both proprietary and partnership presence around the world, major business building component involving the selling of outsourcing solutions to the traditional travel agencies, in addition to any specific related duties and responsibilities as may be assigned to him by the Company. In addition, during the Term of this Employment Contract, Employee shall be responsible for preparing and submitting to the Company at least ninety (90) days prior to the end of the Company’s calendar year an annual budget and business plan for the operation of the Company for the upcoming calendar year. Said annual budget and business plan either shall be approved as submitted, or modified, revised, or amended by the Company and delivered to Employee as the annual budget and business plan for the Company during the applicable calendar year. Employee agrees that he will not take any action inconsistent with the annual budget and business plan of the Company, as approved by the Company. It is expressly understood and agreed, however, that all actions, responsibilities, and authority of Employee are, at all times, subject to the power

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and authority of the Company and its President to direct, review, alter, amend and modify such actions, responsibilities, and authority.

2.	Section 3(a) of the Employment Contract is amended to state that, effective as of April 1, 2005, Employee’s base salary is $275,000 annually.

3.	Section 3 of the Employment Contract is amended by adding a new section 3(g) as follows:

Non-Discretionary Bonus. Upon completion of (1) an initial public offering of the Company’s common stock, (2) the sale of all or substantially all of the stock of the Company, or (3) the sale of all or substantially all of the assets of the Company, whichever occurs first (the “Event”), Employee shall receive a bonus in the amount of fifty percent (50%) of the Employee’s base salary as of the date of the completion of the Event. Such bonus shall not become vested or payable until completion of the Event and, once vested and payable, shall be paid in a lump sum payment as soon as practicable, but in no event later than five (5) business days after the Event occurs.

4.	Section 3 of the Employment Contract is amended by adding a new section 3(h) as follows:

Additional Non-Discretionary Bonus. In addition to the Annual Discretionary Bonuses set forth in Sections 3(c) and 3(d) and the Non-Discretionary Bonus set forth in Section 3(g), if Employee remains employed by the Company through April 5, 2007, Employee shall be entitled to a bonus in the amount of fifty percent (50%) of the Employee’s Base Salary. Such bonus shall be payable in a lump sum payment.

5.	Except as specifically amended herein, the Employment Contract shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

EMPLOYEE:

/s/ Victor P. Pynn Victor P. Pynn

COMPANY:
TRX, INC.

By:	/s/ Norwood H. Davis, III
Printed Name: Norwood H. Davis, III
Title:	President & CEO

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